Exhibit 99.1- Press Release

ESTEEM WIRELESS MODEMS

PRESS RELEASE

ELECTRONIC SYSTEMS TECHNOLOGY INC. ANNOUNCES
1st QUARTER 2008 FINANCIAL INFORMATION

KENNEWICK, WASHINGTON --- May 14, 2008 --- Electronic Systems Technology, Inc. (EST) (OTCBB: ELST), a manufacturer of wireless modems, today announced sales and results of operations for the three month period ending March 31, 2008.

EST reported sales for the first quarter 2008, of $580,137 compared to $674,557 for the same quarter in 2007.  Gross revenues for the first quarter of 2008 decreased to $598,832, compared with gross revenues of $693,129 in the first quarter of 2007.  The Company recorded a Net Loss for the first quarter of 2008 of $36,240, or ($0.01) per share, compared with Net Income of $66,569 or $0.01 per share for the first quarter of 2007.

Selected Statement of Operations Information Summary (Unaudited)
	Three Months Ended
	March 31 2008	March 31 2007
Sales	$ 580,137	674,557
Other Revenues	18,695	18,572
Gross Revenues	$ 598,832	$ 693,129
Net income (loss) before tax	(46,640)	84,469
Net Income (loss)	(36,240)	66,569
Weighted average common shares outstanding	5,155,645	5,153,667
Basic Earnings (Loss)per Share	$(0.01)	$ 0.01
Diluted Earnings (Loss) per Share	$(0.01)	$ 0.01

Selected Balance Sheet Information (Unaudited)
	March 31 2008	December 31 2007
Cash and cash equivalents	$ 1,205,240	$ 1,.479,985
Total current assets	3,165,135	3,295,827
Property & equipment (net)	138,774	147,441
Total assets	3,341,049	3,477,208
Total current liabilities	146,082	248,860
Long-term debt	-0-	-0-
Stockholders' equity	3,148,967	3,179,348

Contact Jon Correio at Electronic Systems Technology, Inc. for additional information.

(EST) ELECTRONIC SYSTEMS TECHNOLOGY - 509-735-9092 (O)
415 N. QUAY ST. - KENNEWICK, WA 99336 - 509-783-5475 (FAX)
WWW.ESTEEM.COM